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                                                                   Exhibit 5.1

                                    August 3, 1998


Mail-Well, Inc.
23 Inverness Way, Suite 160
Englewood, Colorado 80112


Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") which is expected to be filed by Mail-Well, Inc. (the "Company") on or about August 4, 1998, with respect to the offer and sale of 48,182 shares of common stock, $0.01 par value, issued by the Company in connection with the acquisition of Illinois Envelope, Inc. (the "Acquired Company") pursuant to that certain Acquisition Agreement and Plan of Merger among the Company, Mail-Well I Corporation, the Acquired Company and the former shareholders of the Acquired Company, as described in the Registration Statement.

     We have reviewed such corporate documents and have made such investigation of Colorado law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that the shares referred to above have been duly authorized and issued, and are fully paid and nonassessable.

     We consent to the use by the Company, in the Registration Statement, of our name and the statement with respect to our firm under the heading of "Legal Matters" in the Registration Statement.

                        Sincerely yours,

                        ROTHGERBER JOHNSON & LYONS LLP